Filed pursuant to Rule 424(b)(3)

Registration No. 333-253759

PROSPECTUS SUPPLEMENT NO. 7

(to Prospectus dated June 7, 2021)

ChargePoint Holdings, Inc.

Up to 246,020,583 Shares of Common Stock

6,521,568 Warrants to Purchase

Common Stock

This prospectus supplement supplements the prospectus dated June 7, 2021, as previously supplemented (the “Prospectus”), which forms a part of our registration statement on Form S-1 (No. 333-253759). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission on October 6, 2021 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the issuance by us of up to an aggregate of up to 10,470,562 shares of our common stock, $0.0001 par value per share (“Common Stock”), issuable upon the exercise of our publicly-traded warrants (the “Public Warrants”), up to 6,521,568 shares of our Common Stock issuable upon exercise of private placement warrants issued to NGP Switchback, LLC (the “Private Warrants”), and other warrants to purchase up to 8,266,681 shares of our Common Stock. The Prospectus and this prospectus supplement also relate to the resale from time to time, upon the expiration of lock-up agreements, by (i) the selling stockholders named in the Prospectus or their permitted transferees of up to 220,761,772 shares of our Common Stock and (ii) the selling holders of Private Warrants.

Our Common Stock is listed on the New York Stock Exchange under the symbol “CHPT.” On October 5, 2021, the closing price of our Common Stock was $17.99.

We are an “emerging growth company” under applicable federal securities laws and will be subject to reduced public company reporting requirements.

INVESTING IN OUR SECURITIES INVOLVES RISKS THAT ARE DESCRIBED IN THE “RISK FACTORS” SECTION BEGINNING ON PAGE 10 OF THE PROSPECTUS.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this prospectus supplement or the Prospectus or determined if this prospectus supplement or the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is October 6, 2021.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date Earliest Event Reported): October 1, 2021

ChargePoint Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39004	84-1747686
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

240 East Hacienda Avenue Campbell, CA	95008
(Address of Principal Executive Offices)	(Zip Code)

(408) 841-4500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e- 4(c)) Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001	CHPT	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02        Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 1, 2021, Christopher Burghardt notified ChargePoint Holdings, Inc. (the “Company”) of his intention to resign from his position as Managing Director, Europe of the Company effective as of October 31, 2021. Mr. Burghardt’s last day with the Company will be December 31, 2021.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHARGEPOINT HOLDINGS, INC.

By:	/s/ Rex S. Jackson
Name: Rex S. Jackson
Title: Chief Financial Officer

Date: October 6, 2021